EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 27, 2008 in the audited financial statements of FMG Acquisition Corp. for the period from May 22, 2007 (inception) through December 31, 2007; our report dated August 11, 2008 in the unaudited financial statements of FMG Acquisition Corp. for the year period from May 22, 2007 (inception) through June 30, 2008; and to the reference to our firm under the captions “Experts” and “Selected Financial Data” in the Registration Statement (Form S-4) covering the registration of up to 8,962,877 shares of common stock and up to 1,306,627 common stock purchase warrants.

/s/ Rothstein Kass & Company
Roseland, NJ
August 18, 2008